Exhibit 99 (c)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,

	2000	1999

	(in millions)
Cash flows from operating activities:

Net income	$1,062	$1,083

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	936	856

Acquisition-related in-process research and development	51	—

Changes in operating assets and liabilities:

Accounts receivable, net	238	(3,759)

Inventories, net	172	21

Prepaid expenses and other	(82)	(27)

Deferred income taxes	406	(55)

Accounts payable	(314)	836

Separation related payments to GM	(1,515)	—

Accrued liabilities	(576)	2,090

Other long-term liabilities	(25)	(2,117)

Other	(85)	(142)

Net cash provided by (used in) operating activities	268	(1,214)

Cash flows from investing activities:

Capital expenditures	(1,272)	(1,200)

Cost of acquisitions, net of cash acquired	(897)	—

Other	115	145

Net cash used in investing activities	(2,054)	(1,055)

Cash flows from financing activities:

Net proceeds from issuance of common stock	—	1,621

Net proceeds from issuance of debt securities and borrowings under credit facilities	1,410	1,403

Dividend payments	(157)	(79)

Purchase of treasury stock	(64)	(67)

Other	(95)	—

Net cash provided by financing activities	1,094	2,878

Effect of exchange rate fluctuations on cash and cash equivalents	(94)	(58)

(Decrease) increase in cash and cash equivalents	(786)	551

Cash and cash equivalents at beginning of year	1,546	995

Cash and cash equivalents at end of year	$760	$1,546